Exhibit 99.1

FOR IMMEDIATE RELEASE
Stoneridge Reports Third Quarter 2025 Results

Continued Progress on Key Operational Priorities
Announcing MirrorEye® OEM Program Award with an Additional Truck Manufacturer
Announcing Leak Detection Module and Park Lock Actuator Program Awards

2025 Third Quarter Results
•Sales of $210.3 million
•Gross profit of $42.8 million (20.3% of sales)
•Adjusted gross profit of $43.7 million (20.8% of sales)
•Operating loss of $(3.3) million ((1.6)% of sales)
•Adjusted operating income of $2.4 million (1.2% of sales)
◦Adjusted operating margin improvement of 100 basis points vs. Q2 2025
•Net loss of $(9.4) million ((4.5)% of sales)
•Adjusted net loss of $(5.1) million ((2.4)% of sales)
•Adjusted EBITDA of $9.3 million (4.4% of sales),
◦Adjusted EBITDA, excluding non-operating, non-cash FX expense of $2.4 million related to intercompany balances was $11.7 million, or 5.6% of sales (a 200 basis point improvement vs. Q2 2025)

2025 Full-Year Guidance Update
•Updating revenue guidance to $860 million - $870 million (midpoint of $865 million) which represents the low end of the previously provided range
◦Updating to reflect customer production volume reductions, primarily in the North American commercial vehicle end market
•Updating adjusted EBITDA to $30 million to $32 million (adjusted EBITDA margin of 3.5% to 3.7%)
◦Updating to reflect the non-operating FX expense of $2.4 million recognized in Q3
◦Updating to reflect reduced revenue expectations due to customer production volume reductions
NOVI, Mich. – November 5, 2025– Stoneridge, Inc. (NYSE: SRI) today announced financial results for the third quarter ended September 30, 2025, including third quarter sales of $210.3 million. Gross profit was $42.8 million (20.3% of sales) and adjusted gross profit was $43.7 million (20.8% of sales). Operating loss was $(3.3) million ((1.6)% of sales) while adjusted operating income was $2.4 million (1.2% of sales). Net loss was $(9.4) million and adjusted net loss was $(5.1) million. Loss per share (EPS) was $(0.34) and adjusted EPS was

$(0.18). Adjusted EBITDA was $9.3 million (4.4% of sales) and adjusted EBITDA, excluding the non-operating foreign currency expense of $2.4 million, resulted in $11.7 million (5.6% of sales).
The exhibits attached hereto provide reconciliation details on normalizing adjustments of non-GAAP financial measures used in this press release.
Jim Zizelman, president and chief executive officer, commented, “Our third quarter performance demonstrates our ability to navigate challenging macroeconomic conditions as we continued to expand our adjusted operating margin and made progress across all of our key initiatives. During the quarter, our major commercial vehicle end markets, especially North America, continued to face customer production volume headwinds which in turn negatively affected our sales. However, despite these headwinds, we continue to drive growth in our key product categories, including MirrorEye where sales increased by 78% year-to-date compared to last year. In Europe, we continue to see strong take rates and sustained growth as our MirrorEye systems expand across multiple vehicle platforms, including as standard equipment on several heavy-duty truck models and as optional on many others. In North America, the feedback on our OEM systems continues to be very favorable from both our OEM customers and the fleets. Accordingly, we are now expecting improved take rates in North America relative to our prior expectations as the program launches mature. We expect MirrorEye, as well as other Stoneridge specific growth drivers, to help offset the macroeconomic headwinds we continue to face.”
Zizelman concluded, “Finally we continue to build a strong backlog for future growth with several new programs awarded this quarter totaling over $185 million of estimated lifetime revenue. First, we are announcing a new MirrorEye OEM program with an additional truck manufacturing customer that will launch in 2028 with estimated lifetime revenue of $55 million and an initial take rate assumption of 25% to 30%. We expect this award to pave the way for future opportunities with this OEM customer globally. In Control Devices, we are announcing our second leak detection module award for a Chinese OEM customer on a hybrid vehicle application as well as an extension and expansion of our park lock actuator programs with Ford across several platforms driving lifetime revenue of approximately $130 million and peak annual revenue of approximately $38 million. We will continue to lay the foundation for long-term profitable growth and continued earnings expansion through our advanced technology system offerings that are aligned with industry megatrends. Similarly, we will continue to evaluate the Company’s overall structure to ensure we are investing in the products and technologies that we expect to optimize shareholder value. As we announced last quarter, we have initiated a review of strategic alternatives related to the Control Devices business, with the intent to sell the business and this review remains in process.”
Third Quarter in Review
Electronics third quarter sales of $128.0 million decreased by 14.4% relative to the second quarter of 2025. This was primarily driven by lower customer production volumes in the North American and European commercial vehicle end markets, due in part to third quarter seasonality in Europe. Third quarter adjusted operating margin of 5.3% increased by 250 basis points relative to the second quarter of 2025, primarily driven by lower SG&A and D&D costs, direct material cost improvement and lower quality-related costs.
Control Devices third quarter sales of $72.5 million increased by 1.9% relative to the second quarter of 2025 driven by higher sales in the North American passenger vehicle end market partially offset by lower sales in China. Third quarter adjusted operating margin of 2.1% decreased by 190 basis points relative to the second quarter of 2025, driven by higher overhead costs, due in part to tariff-related costs, partially offset by lower operating costs and material cost improvements.
Stoneridge Brazil third quarter sales of $18.9 million increased by $3.6 million, or 23.5%, relative to the second quarter of 2025, primarily driven by higher OEM sales in the Brazilian market as well as higher aftermarket sales. Third quarter operating income of $2.7 million increased by approximately $1.7 million relative to the second quarter of 2025, primarily driven by improved fixed cost leverage on higher sales.

Relative to the third quarter of 2024, Electronics third quarter sales decreased by 5.6%. This was primarily driven by lower customer production volumes in the North American and European commercial vehicle end markets, partially offset by higher European off-highway sales. Third quarter adjusted operating margin of 5.3% increased by 250 basis points relative to the third quarter of 2024, primarily driven by lower SG&A and D&D costs as well as lower direct material costs as a percentage of sales, partially offset by lower contribution from lower sales, and higher overhead costs.
Relative to the third quarter of 2024, Control Devices third quarter sales decreased by 2.4%. This decline was primarily due to lower sales in the China and North American passenger vehicle end markets. Third quarter adjusted operating margin of 2.1% decreased by 100 basis points relative to the third quarter of 2024, primarily driven by reduced contribution from lower sales and higher overhead costs due to tariffs partially offset by lower D&D costs.
Relative to the third quarter of 2024, Stoneridge Brazil third quarter sales increased by $5.2 million, or 38.4%. This increase was primarily driven by higher OEM sales in the Brazilian market. Third quarter operating income of $2.7 million increased by approximately $2.0 million relative to the third quarter of 2024 primarily due to higher contribution from higher sales.
Cash and Debt Balances
As of September 30, 2025, Stoneridge had cash and cash equivalents totaling $54.0 million and total debt of $171.1 million resulting in net debt of $117.2 million. For the nine months ended September 30, 2025, the Company generated $25.2 million in net cash provided by operating activities and $16.2 million in adjusted free cash flow.
For Credit Facility compliance purposes, adjusted net debt was $135.0 million while adjusted EBITDA for the trailing twelve months was $37.6 million, resulting in an adjusted net debt to trailing twelve-month EBITDA compliance leverage ratio of 3.67x relative to a required leverage ratio of not greater than 4.50x as per the amended Credit Facility agreement. The Company’s Credit Facility is due to mature on November 2, 2026.
Matt Horvath, chief financial officer, commented, “Due to the ongoing strategic review process related to Control Devices, we are waiting to refinance our credit facility to ensure we align the capital structure with the long-term structure of the Company. Additionally, we are incurring incremental costs with third-party advisors as we evaluate strategic alternatives, which are not all adjustable per the existing terms of our credit facility. We have amended our credit facility to extend our interest coverage ratio relief by maintaining the same ratio as this quarter, or 2.5x, through the first quarter of next year. Should we sell Control Devices, the sale proceeds would be used to reduce debt and significantly improve our overall leverage ratios. Should we complete our review without a sale of the Control Devices segment, we would expect to refinance the credit facility early next year. Regardless, we expect to remain in compliance with all of our covenant ratios.”
2025 Outlook
The Company is updating its full-year 2025 sales guidance range to $860 million to $870 million, which represents the low end of its previously provided range. The Company is updating its adjusted gross margin guidance to 21.0% to 21.50%, adjusted operating margin guidance to 0.25% to 0.50%, and adjusted EBITDA guidance to $30 million to $32 million, or approximately 3.5% to 3.7% of sales. The Company is also updating its full-year 2025 adjusted free cash flow guidance to $20 million to $25 million.
Horvath, commented, “We are updating our full-year 2025 sales guidance to the low end of the previously provided range to reflect lower production volume expectations, primarily in the North American and European commercial vehicle end markets as the volatile trade environment and reduced truck demand continues to impact these markets. That said, we expect that MirrorEye, and other Stoneridge specific growth drivers, will offset some of the macroeconomic headwinds that we face. This results in a midpoint reduction of $10 million from $875 million to a midpoint sales guidance of $865 million. Similarly, we are updating our adjusted EBITDA guidance to $30 million to $32 million, or a midpoint reduction of $5 million, to reflect both the contribution margin on reduced revenue expectations for the year as well as the incremental $2.4 million of non-operating foreign currency expense recognized in the third quarter. Finally, we remain committed to strong cash performance through continued inventory reductions and careful management of our capital expenditures. Aligned with our updated adjusted EBITDA guidance, we are updating our full-year adjusted free cash flow guidance to $20 million to $25 million.”
Horvath concluded, “We remain focused on building a strong foundation for continued earnings expansion as we capitalize on our impressive portfolio of advanced technologies. We will continue to monitor shifts in macroeconomic policies, including tariffs, and the impacts on our business to ensure that we respond quickly to offset any incremental costs, just as we have done historically. As demonstrated by new business award announcements this quarter, Stoneridge remains well positioned to outperform our underlying markets and drive margin expansion resulting in long-term shareholder value creation over the coming years.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2025 third quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, November 6, 2025, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global supplier of safe and efficient electronic systems and technologies. Our systems and products power vehicle intelligence, while enabling safety and security for on- and off-highway transportation sectors around the world. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this press release and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “could,” “would,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by these statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:
•the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•fluctuations in the cost and availability of key materials and components (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions, as necessary;
•global economic trends, competition and geopolitical risks, including impacts from ongoing or potential global conflicts and any related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and other countries;
•tariffs specifically in countries where we have significant direct or indirect manufacturing or supply chain exposure and our ability to either mitigate the impact of tariffs or pass any incremental costs to our customers;
•our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;

•the reduced purchases, loss, financial distress or bankruptcy of a major customer or supplier;
•the costs and timing of business realignment, facility closures or similar actions;
•a significant change in commercial, automotive, off-highway or agricultural vehicle production;
•competitive market conditions and resulting effects on sales and pricing;
•foreign currency fluctuations and our ability to manage those impacts;
•customer acceptance of new products;
•our ability to successfully launch/produce products for awarded business;
•adverse changes in laws, government regulations or market conditions affecting our products, our suppliers, or our customers’ products;
•our ability to protect our intellectual property and successfully defend against assertions made against us;
•liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•labor disruptions at our facilities, or at any of our significant customers or suppliers;
•business disruptions due to natural disasters or other disasters outside of our control;
•the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•capital availability or costs, including changes in interest rates;
•refinancing risk and access to capital markets and liquidity;
•the failure to achieve the successful integration of any acquired company or business;
•risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•the items described in Part I, Item IA (“Risk Factors”) in the Company’s 2024 Form 10-K.
The forward-looking statements contained herein represent our estimates only as of the date of this filing and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, except as required by law, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.
There can be no assurance that the strategic review of the Control Devices business will result in a transaction. The Company does not intend to comment further regarding this matter unless and until further disclosure is determined to be appropriate.
Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2025 and 2024 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably estimate.
In evaluating its business, the Company considers and uses free cash flow and net debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations.

In particular, management believes that adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted income (loss) before tax, adjusted income tax expense (benefit), adjusted net income (loss), adjusted EPS, EBITDA, adjusted EBITDA, adjusted debt, net debt, adjusted net debt, adjusted cash, free cash flow, and adjusted free cash flow are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.
Adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted income (loss) before tax, adjusted income tax expense (benefit), adjusted net income (loss), adjusted EPS, EBITDA, adjusted EBITDA, adjusted debt, net debt, adjusted net debt, adjusted cash, free cash flow, and adjusted free cash flow should not be considered in isolation or as a substitute for gross profit, operating income (loss), income (loss) before tax, income tax expense (benefit), net income (loss), EPS, debt, cash and cash equivalents, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$53,988	$71,832
Accounts receivable, less reserves of $583 and $1,060, respectively	153,072	137,766
Inventories, net	145,449	151,337
Prepaid expenses and other current assets	31,806	26,579
Total current assets	384,315	387,514
Long-term assets:
Property, plant and equipment, net	100,477	97,667
Intangible assets, net	40,741	39,677
Goodwill	37,530	33,085
Operating lease right-of-use asset	13,481	10,050
Investments and other long-term assets, net	55,535	53,563
Total long-term assets	247,764	234,042
Total assets	$632,079	$621,556

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$947	$—
Accounts payable	101,773	83,478
Accrued expenses and other current liabilities	77,292	66,494
Total current liabilities	180,012	149,972
Long-term liabilities:
Revolving credit facility	170,194	201,577
Deferred income taxes	4,939	5,321
Operating lease long-term liability	9,514	6,484
Other long-term liabilities	16,225	12,942
Total long-term liabilities	200,872	226,324
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 28,018 and 27,695 shares outstanding at September 30, 2025 and December 31, 2024, respectively, with no stated value	—	—
Additional paid-in capital	218,048	225,712
Common Shares held in treasury, 948 and 1,271 shares at September 30, 2025 and December 31, 2024, respectively, at cost	(27,457)	(38,424)
Retained earnings	154,059	179,985
Accumulated other comprehensive loss	(93,455)	(122,013)
Total shareholders' equity	251,195	245,260
Total liabilities and shareholders' equity	$632,079	$621,556

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024

Net sales	$210,267	$213,831	$656,109	$690,047
Costs and expenses:
Cost of goods sold	167,498	169,340	518,105	543,459
Selling, general and administrative	31,594	26,533	96,125	88,832
Design and development	14,454	17,643	50,984	53,703
Operating (loss) income	(3,279)	315	(9,105)	4,053
Interest expense, net	3,801	3,604	10,102	11,039
Equity in loss (earnings) of investee	220	752	(124)	1,081
Other expense (income), net	2,414	(384)	5,378	(644)
Loss before income taxes	(9,714)	(3,657)	(24,461)	(7,423)
(Benefit) provision for income taxes	(343)	3,413	1,465	2,987
Net loss	$(9,371)	$(7,070)	$(25,926)	$(10,410)

Loss per share:
Basic	$(0.34)	$(0.26)	$(0.93)	$(0.38)
Diluted	$(0.34)	$(0.26)	$(0.93)	$(0.38)

Weighted-average shares outstanding:
Basic	27,859	27,618	27,776	27,586
Diluted	27,859	27,618	27,776	27,586

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30, (in thousands)	2025	2024

OPERATING ACTIVITIES:
Net loss	$(25,926)	$(10,410)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	17,968	19,695
Amortization, including accretion of deferred financing costs	7,121	6,812
Deferred income taxes	(6,560)	(6,339)
(Earnings) loss of equity method investee	(124)	1,081
Loss on sale of fixed assets	88	257
Share-based compensation expense	3,659	3,092
Excess tax deficiency related to share-based compensation expense	469	263
Changes in operating assets and liabilities:
Accounts receivable, net	(4,823)	6,042
Inventories, net	17,751	9,694
Prepaid expenses and other assets	1,450	4,949
Accounts payable	11,226	(13,127)
Accrued expenses and other liabilities	2,893	6,508
Net cash provided by operating activities	25,192	28,517

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(15,653)	(19,049)
Proceeds from sale of fixed assets	338	312
Investment in venture capital fund, net	(272)	(260)
Net cash used for investing activities	(15,587)	(18,997)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	36,000	98,000
Revolving credit facility payments	(70,691)	(91,000)
Proceeds from issuance of debt	15,376	24,277
Repayments of debt	(14,985)	(26,364)
Repurchase of Common Shares to satisfy employee tax withholding	(340)	(780)
Net cash (used for) provided by financing activities	(34,640)	4,133

Effect of exchange rate changes on cash and cash equivalents	7,191	(356)
Net change in cash and cash equivalents	(17,844)	13,297
Cash and cash equivalents at beginning of period	71,832	40,841

Cash and cash equivalents at end of period	$53,988	$54,138

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$10,711	$11,892
Cash paid for income taxes, net	$8,440	$8,429
Capital expenditures included in accounts payable	$1,265	$1,070

Regulation G Non-GAAP Financial Measure Reconciliations

Exhibit 1 – Reconciliation of Adjusted Gross Profit

(USD in millions)	Q3 2024	Q3 2025
Gross Profit	$44.5	$42.8

Add: Pre-Tax Business Realignment Costs	0.1	0.9
Adjusted Gross Profit	$44.6	$43.7

Exhibit 2 - Reconciliation of Adjusted Operating Income (Loss)

(USD in millions)	Q3 2024	Q3 2025
Operating Income (Loss)	$0.3	$(3.3)

Add: Pre-Tax Business Realignment Costs	0.3	2.1
Add: Pre-Tax Environmental Remediation Costs	0.2	—
Add: Pre-Tax Strategic Review Costs	—	3.7
Adjusted Operating Income	$0.7	$2.4

Exhibit 3 – Reconciliation of Adjusted Tax Rate

(USD in millions)	Q3 2025	Tax Rate
Loss Before Tax	$(9.7)
Add: Pre-Tax Business Realignment Costs	2.1
Add: Pre-Tax Strategic Review Costs	3.7
Adjusted Loss Before Tax	$(4.0)

Income Tax Benefit	$(0.3)	3.5%
Add: Tax Impact from Pre-Tax Adjustments	1.4
Adjusted Income Tax Expense on Adjusted Loss Before Tax	$1.1	(26.7)%

Exhibit 4 - Reconciliation of Adjusted Net Loss and EPS

(USD in millions, except EPS)	Q3 2025	Q3 2025 EPS
Net Loss	$(9.4)	$(0.34)

Add: After-Tax Business Realignment Costs	1.5	0.05
Add: After-Tax Strategic Review Costs	2.8	0.10
Adjusted Net Loss	$(5.1)	$(0.18)

Exhibit 5 – Reconciliation of Adjusted EBITDA

(USD in millions)	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025
Loss Before Tax	$(3.7)	$(6.2)	$(5.6)	$(9.1)	$(9.7)

Interest expense, net	3.6	3.4	3.2	3.1	3.8
Depreciation and amortization	8.8	8.3	7.3	7.6	9.5
EBITDA	$8.8	$5.5	$4.8	$1.6	$3.6

Add: Pre-Tax Business Realignment Costs	0.3	0.4	2.8	1.7	2.1
Add: Pre-Tax Environmental Remediation Costs	0.2	—	—	—	—
Add: Pre-Tax Strategic Review Costs	—	—	—	1.0	3.7
Add: Pre-Tax Share-Based Compensation Accelerated Vesting	—	—	—	0.3	—
Adjusted EBITDA	$9.2	$6.0	$7.6	$4.6	$9.3

Exhibit 6 – Segment Adjusted Operating Income

Reconciliation of Control Devices Adjusted Operating Income

(USD in millions)	Q3 2024	Q2 2025	Q3 2025
Control Devices Operating Income	$2.1	$2.6	$1.2

Add: Pre-Tax Environmental Remediation Costs	0.2	—	—
Add: Pre-Tax Business Realignment Costs	—	0.3	0.3
Control Devices Adjusted Operating Income	$2.3	$2.8	$1.5

Reconciliation of Electronics Adjusted Operating Income

(USD in millions)	Q3 2024	Q2 2025	Q3 2025
Electronics Operating Income	$3.5	$2.7	$5.9

Add: Pre-Tax Business Realignment Costs	0.3	1.4	0.9
Electronics Adjusted Operating Income	$3.8	$4.2	$6.7

Exhibit 7 – Reconciliation of Adjusted Free Cash Flow

Reconciliation of Adjusted Free Cash Flow
(USD in millions)	YTD Q3 2024	YTD Q3 2025
Net Cash Provided by Operating Activities	$28.5	$25.2

Capital Expenditures, including Intangibles	(19.0)	(15.7)
Proceeds from Sale of Fixed Assets	0.3	0.3
Free Cash Flow	$9.8	$9.9

Add: Business Realignment Related Payments	2.2	5.6
Add: Strategic Review Cost Related Payments	0.0	0.7
Adjusted Free Cash Flow	$11.9	$16.2

Exhibit 8 – Reconciliation of Net Debt

(USD in millions)	Q2 2025	Q3 2025
Total Debt	$164.4	$171.1

Less: Cash and Cash Equivalents	49.8	54.0
Net Debt	$114.6	$117.2

Exhibit 9 – Reconciliation of Compliance Leverage Ratio

Reconciliation of Adjusted EBITDA for Compliance Calculation
(USD in millions)	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025
Income (Loss) Before Tax	$1.9	$(3.7)	$(6.2)	$(5.6)	$(9.1)	$(9.7)
Interest Expense, net	3.8	3.6	3.4	3.2	3.1	3.8
Depreciation and Amortization	8.5	8.8	8.3	7.3	7.6	9.5
EBITDA	$14.2	$8.8	$5.5	$4.8	$1.6	$3.6

Compliance adjustments:
Add: Non-Cash Impairment Charges and Write-offs or Write Downs	—	—	0.4	—	0.1	0.1
Add: Adjustments from Foreign Currency Impact	(2.4)	(0.3)	(1.8)	(0.4)	3.4	2.4
Add: Extraordinary, Non-recurring or Unusual Items	—	—	—	—	—	—
Add: Cash Restructuring Charges	0.5	0.7	0.3	1.6	0.5	0.7
Add: Charges for Transactions, Amendments, and Refinances	—	—	—	0.3	1.0	0.6
Add: Adjustment to Autotech Fund II Investment	0.1	0.8	0.2	(0.3)	(0.1)	0.2
Add: Share Based Compensation	1.1	0.9	1.0	1.1	1.4	1.1
Add: Accrual-based Expenses	7.1	1.3	6.4	8.2	5.6	6.5
Less: Cash Payments for Accrual-based Expenses	(3.7)	(3.3)	(2.8)	(6.3)	(4.5)	(5.6)
Adjusted EBITDA (Compliance)	$16.9	$8.7	$9.2	$9.1	$9.0	$9.5

Adjusted TTM EBITDA (Compliance)				$43.9	$36.0	$36.8

Reconciliation of Adjusted Cash for Compliance Calculation
(USD in millions)	Q1 2025	Q2 2025	Q3 2025
Total Cash and Cash Equivalents	$79.1	$49.8	$54.0
Less: 35% of Cash in Foreign Locations	(23.3)	(13.4)	(16.4)
Total Adjusted Cash (Compliance)	$55.8	$36.4	$37.6

Reconciliation of Adjusted Debt for Compliance Calculation
(USD in millions)	Q1 2025	Q2 2025	Q3 2025
Total Debt	$203.2	$164.4	$171.1
Outstanding Letters of Credit	1.6	1.5	1.5
Total Adjusted Debt (Compliance)	$204.8	$165.9	$172.6

Adjusted Net Debt (Compliance)	$149.0	$129.5	$135.0
Compliance Leverage Ratio (Net Debt / TTM EBITDA)	3.39x	3.60x	3.67x
Compliance Leverage Ratio Maximum Requirement	6.00x	5.50x	4.50x